Putnam International Growth Fund
September 30, 2012 Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1		Class A	 10,263
		Class B	 291
		Class C	 224
		Class M	 206

72DD2		Class R	 57
            Class Y  	 971

73A1        Class A  	0.503
            Class B  	0.365
            Class C  	0.388
      Class M  	0.421
73A2
            Class R  	0.466
            Class Y  	0.545


74U1		Class A	 19,035
		Class B	 640
		Class C	 542
		Class M	 411

74U2		Class R	 137
            Class Y  	 856

74V1		Class A	 15.03
		Class B	 13.82
		Class C	 14.16
		Class M	 14.22
74V2
		Class R	 14.80
            Class Y  	 15.11

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.